Exhibit 99.1

News Release
For more information, contact:
Teresa Paulsen MEDIA
Vice President,
Communication & External Relations
ConAgra Foods, Inc.
tel: 402-240-5210

Chris Klinefelter ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-240-4154
www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS’ FISCAL FIRST-QUARTER EPS HIGHER THAN PLANNED;

CONSUMER FOODS VOLUMES RECOVERING; FULL YEAR EPS, CASH

FLOW, AND DEBT REDUCTION GUIDANCE REAFFIRMED

Fiscal 2015 First-quarter Highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted EPS from continuing operations was $0.25 as reported, versus $0.30 a year-ago. Current quarter EPS adjusted for items impacting comparability was $0.39, ahead of $0.37 a year ago.

•	Consumer Foods’ volumes were flat and comparable operating profit increased substantially, improved from the performance seen in recent quarters.

•	Commercial Foods’ sales increased, and comparable operating profit declined due to a less favorable product mix and comparatively weak potato crop quality. The company expects a better quality potato crop and related efficiencies starting in the fiscal second quarter.

•	The Ardent Mills transaction was completed during the fiscal first quarter, and flour milling results prior to the transaction have been reclassified as discontinued operations. Revised historical amounts are provided in accompanying tables.

•	Private Brands sales declined slightly, and comparable operating profit declined substantially, as expected, largely due to pricing concessions made last fiscal year which have not yet been lapped. As previously communicated, full-year profits are expected to increase modestly, with the growth occurring in the second half of the fiscal year.

•	The company continues to expect comparable fiscal 2015 EPS to show a mid-single digit rate of growth over comparable fiscal 2014 EPS of $2.17, and for operating cash flow to be approximately $1.6-$1.7 billion.

•	After reducing debt by approximately $500 million in the fiscal first quarter, the company is on track to reduce debt by a total of approximately $1 billion in fiscal 2015 from a combination of operating cash flow and net cash proceeds from the Ardent Mills transaction. After reaching the $1 billion target for fiscal 2015, overall debt is expected to be reduced by approximately $2 billion since the completion of the Ralcorp acquisition.

•	The company reaffirms its commitment to maintaining a strong dividend.

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CONAGRA FOODS

OMAHA, Neb., Sept. 18, 2014—ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2015 first quarter ended Aug. 24, 2014. Diluted EPS from continuing operations was $0.25 as reported for the fiscal first quarter, versus $0.30 in the year-ago period. After adjusting for items impacting comparability, current-quarter diluted EPS of $0.39 increased over the comparable $0.37 earned in the year-ago period. Items impacting comparability are summarized toward the end of this release and reconciled for Regulation G purposes on pages 10 and 11.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are pleased with the good start to fiscal 2015, which demonstrates improving fundamentals and better execution. Volume for Consumer Foods is recovering, Lamb Weston’s foodservice channel sales are robust, and cost savings programs across the company are coming in as planned. We remain confident that fiscal 2015 will be a year of stabilization and recovery, and I look forward to updating you on our progress throughout the fiscal year.”

Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The Consumer Foods segment posted sales of approximately $1.6 billion and operating profit of $190 million, as reported. Sales declined 1% as reported, which includes flat volume, flat price/mix, and no significant impact from foreign exchange (all factors rounded).

•	Brands posting sales growth for the quarter include Act II, Banquet, Bertolli, Hunt’s, Marie Callender’s, PAM, Slim Jim, Reddi-wip and others. More brand details are in the Q&A document accompanying this release.

•	As previously communicated, the segment’s primary focus is on stabilizing the performance of three challenged brands: Chef Boyardee, Orville Redenbacher’s, and Healthy Choice. Chef Boyardee and Healthy Choice are already responding favorably to merchandising, packaging, and product changes. Merchandising, product assortment, and packaging changes for Orville Redenbacher’s are being implemented and expected to benefit results as the year progresses.

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CONAGRA FOODS

•	The company continues to post good sales growth in faster growing channels, specifically club, dollar, and convenience channels.

Operating profit of $190 million increased 15% as reported. After adjusting for items impacting comparability, current quarter operating profit of $199 million increased 19% over $167 million in the year-ago period. Productivity and other efficiency initiatives offset inflation. Marketing investment declined approximately $30 million, reflecting the significant investment in the year-ago period related to new products; marketing investment for the remainder of the fiscal year is expected to be roughly in line with corresponding year-ago amounts.

Commercial Foods Segment

Specialty potato, bakery products, seasonings, blends, flavors, as well as consumer branded and private branded packaged food items, sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1.1 billion, up 2% over year-ago amounts. Volume increased 3% and price/mix was unfavorable by 1%. Segment operating profit was $121 million as reported, down 12%. After adjusting for items impacting comparability, current-quarter operating profit of $125 million decreased 9% versus year-ago period amounts.

Lamb Weston potato products sales grew with a strong performance in the foodservice channel, but profits were below year-ago amounts due to a less profitable sales mix and comparatively weak quality raw potatoes. The company is now processing a new potato crop and expects better quality raw product to benefit efficiencies. Sales and profits for the rest of the segment did not change significantly.

The company completed the Ardent Mills transaction and no longer has any flour milling operations in this segment. Historical flour milling amounts for the period prior to the formation of the joint venture have been reclassified to discontinued operations, and current quarter results from discontinued operations include a large gain on the Ardent Mills transaction. The company’s share of the Ardent Mills earnings are reported within equity method investment earnings, and the company expects the Ardent Mills transaction to be accretive to comparable EPS over time.

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CONAGRA FOODS

Private Brands

Private brand food items sold in domestic markets.

Sales for the Private Brands segment were approximately $980 million in the quarter, down 2% versus year-ago amounts. Volume declined 3%. Operating profit of $42 million as reported decreased 36% versus year-ago amounts. After adjusting for items impacting comparability, current quarter operating profit of $48 million decreased 28% versus year-ago amounts; the decline largely reflects pricing concessions made last fiscal year due to customer service execution issues, and to a lesser extent temporarily higher supply chain costs associated with business transition. Customer service has improved significantly, and the pricing concessions will be lapped in the second half of fiscal 2015.

For its largest product lines (bars, snacks, cereal, & pasta), which represent more than half of segment sales, sales growth for bars and snacks was more than offset by declines for cereal and pasta. The company achieved overall share gains; declining category trends and aggressive price competition has weighed on top line results. Going forward, the company is focused on winning new business by expanding distribution, launching emulation opportunities, reducing less profitable SKUs and realizing substantial productivity savings; these initiatives are expected to improve segment profit margins as the fiscal year progresses. Current projections are for modest sales and operating profit growth in this segment in fiscal 2015.

Private Brands’ operating profit growth is expected to accelerate in fiscal 2016 and 2017, largely reflecting strong synergies from the Ralcorp acquisition. Over the long term, the company remains confident in the growth prospects for its private brands business based on the fundamental appeal to consumers, the strategic importance of private brands to trade customers, and value-added capabilities of the ConAgra Foods’ private brand operations.

Hedging Activities – This language primarily relates to operations other than the company’s former milling operations or significant financing activities.

Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $50 million of unfavorable impact in the current quarter and $21 million of unfavorable impact in the year-ago period. The company identifies these amounts as items impacting comparability.

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CONAGRA FOODS

Other Items

•	Unallocated Corporate expense was $141 million in the current quarter and $114 million of expense in the year-ago period, as reported. After adjusting for $77 million of net expense in the current quarter, and $48 million of net expense in the year-ago period from items impacting comparability, current quarter expense of $64 million declined slightly from $66 million in the year-ago period.

•	Equity method investment earnings were $26 million for the current quarter and $4 million in the year-ago period. The increase reflects contribution from the Ardent Mills joint venture (approximately 2 months of earnings) as well as significantly higher profits for an international potato joint venture.

•	Net interest expense was $84 million in the current quarter and $96 million in the year-ago period, reflecting debt reduction and refinancing activities.

Capital Items

•	The company repaid and refinanced certain debt during the quarter, and in the process, utilized the cash it received from the net proceeds from the Ardent Mills transaction. Overall debt decreased by approximately $500 million, representing good progress toward the company’s $1 billion debt reduction goal for fiscal 2015. The remainder is expected to be repaid later in the fiscal year with cash generated from operations. After repaying $1 billion in fiscal 2015, the company expects to have repaid approximately $2 billion of debt since the acquisition of Ralcorp, as planned. The lower interest expense resulting from the debt reduction and refinancing activities described above was included in previous full-year EPS and interest expense guidance.

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CONAGRA FOODS

•	Dividends for the current quarter totaled $105 million versus $105 million in the year-ago period.

•	The company did not repurchase any shares during the quarter.

•	For the current quarter, capital expenditures for property, plant and equipment were $112 million, compared with $174 million in the year-ago period. The decrease reflects several significant planned plant expansions and improvements in the year-ago period. Depreciation and amortization expense was approximately $148 million for the fiscal first quarter; this compares with a total of $140 million in the year-ago period.

Outlook

The company continues to expect comparable fiscal 2015 EPS to show a mid-single digit rate of growth over comparable fiscal 2014 EPS of $2.17; the remaining EPS growth in fiscal 2015 is expected to occur in the second half of the fiscal year for reasons previously discussed. Comparable EPS for the second quarter of fiscal 2015 is expected to be in line with year-ago amounts given the strong comparable EPS performance in the second quarter of fiscal 2014.

The company reaffirms its operating cash flow, debt reduction, and dividend guidance.

Major Items Impacting First-quarter Fiscal 2015 EPS Comparability

Included in the $0.25 diluted EPS from continuing operations for the first quarter of fiscal 2015 (EPS amounts rounded and after tax). These include references to selling, general, and administrative (SG&A) expense, and cost of goods sold (COGS):

•	Approximately $0.07 per diluted share of net expense, or $50 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

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CONAGRA FOODS

•	Approximately $0.04 per diluted share of net expense, or $25 million pretax, related to extinguishing debt. This is classified within unallocated Corporate expense.

•	Approximately $0.03 per diluted share of net expense, or $23 million pretax, resulting from restructuring and integration activities. $9 million of this is classified within the Consumer Foods segment (all SG&A), $6 million within the Private Brands segment ($5 million SG&A, $1 million COGS), $4 million within the Commercial segment (all SG&A) and $4 million within unallocated Corporate expense (essentially all SG&A).

•	Approximately $0.01 per diluted share of net benefit, or $2 million pretax, related to historical legal matters, a portion of which is not taxable, within unallocated Corporate expense.

Major Items Impacting First-quarter Fiscal 2014 EPS Comparability

Included in the $0.30 diluted EPS from continuing operations for the first quarter of fiscal 2014 (EPS amounts rounded and after tax):

•	Approximately $0.04 per diluted share of net expense, or $30 million pretax, resulting from restructuring, integration, and transaction costs (including acquisition-related restructuring). $27 million of this is classified as unallocated Corporate expense (SG&A), $2 million is classified within the Consumer Foods segment (all SG&A), and $1 million is classified within the Private Brands segment (all SG&A).

•	Approximately $0.03 per diluted share of net expense, or $21 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.05 per diluted share of net benefit related to unusual tax matters, primarily resulting from a change in estimate related to the tax methods used for certain international sales.

•	Note: in the first quarter of fiscal 2014, comparable EPS included approximately $0.04 of net contribution from items previously classified within continuing operations (primarily profits from flour milling) which have been reclassified to discontinued operations, as well as rounding.

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CONAGRA FOODS

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-504-7965 and 1-719-325-2409, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 7250833. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

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CONAGRA FOODS

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve operating efficiencies; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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CONAGRA FOODS

Regulation G Disclosure

Below is a reconciliation of Q1 FY15 and Q1 FY14 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, Commercial Foods segment operating profit, Private Brands segment operating profit, and FY14 diluted earnings per share from continuing operations, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q1 FY15 & Q1 FY14 Diluted EPS from Continuing Operations

	Q1 FY15	Q1 FY14	% change
Diluted EPS from continuing operations	$0.25	$0.30	-17%
Items impacting comparability:
Net expense related to unallocated mark-to-market impact of derivatives	0.07	0.03
Net expense related to extinguishment of debt	0.04	—
Net expense related to restructuring, transaction, and integration costs	0.03	0.04
Net benefit related to historical legal matters	(0.01)	—
Net benefit related to unusual tax matters	—	(0.05)
Rounding	0.01	0.01

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.39	$0.33
Net EPS contribution previously within continuing operations and subsequently reclassified to discontinued operations:
From milling operations	—	0.03
Net expense related to transaction costs (associated with flour milling)	—	0.01

Diluted EPS adjusted for items impacting comparability	$0.39	$0.37	5%

Consumer Foods Segment Operating Profit Reconciliation
(Dollars in millions)	Q1 FY15	Q1 FY14	% change
Consumer Foods Segment Operating Profit	$190	$165	15%
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	9	2

Consumer Foods Segment Adjusted Operating Profit	$199	$167	19%

Commercial Foods Segment Operating Profit Reconciliation
(Dollars in millions)	Q1 FY15	Q1 FY14	% change
Commercial Foods Segment Operating Profit	$121	$137	-12%
Restructuring costs	4	—

Commercial Foods Segment Adjusted Operating Profit	$125	$137	-9%

Private Brands Segment Operating Profit Reconciliation
(Dollars in millions)	Q1 FY15	Q1 FY14	% change
Private Brands Segment Operating Profit	$42	$66	-36%
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	6	1

Private Brands Segment Adjusted Operating Profit	$48	$67	-28%

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CONAGRA FOODS

FY14 Diluted EPS from Continuing Operations

Total FY14
Diluted EPS from continuing operations	$0.37
Items impacting comparability:
Net expense related to intangible asset impairment charges	1.46
Net expense related to restructuring, transaction, and integration costs	0.23
Net expense related to settlement of interest rate derivatives	0.08
Net expense related to impairment costs, net of gain on sale of non-operating asset, in the Commercial Foods segment	0.03
Net expense related to year-end remeasurement of pensions and early retirement of debt	0.01
Net benefit related to historical legal, insurance, and environmental matters	(0.02)
Net benefit related to unallocated mark-to-market impact of derivatives	(0.05)
Net benefit related to unusual tax matters	(0.16)

Diluted EPS from continuing operations, adjusted for items impacting comparability	$1.95
Net EPS contribution previously within continuing operations and subsequently reclassified to discontinued operations:
From milling operations	0.32
Net expense related to transaction costs (associated with flour milling)	0.02
From other divested businesses	0.01
Net benefit related to sale of flour mills	(0.13)

Diluted EPS adjusted for items impacting comparability	$2.17

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended
	August 24, 2014	August 25, 2013	Percent Change
SALES
Consumer Foods	$1,632.3	$1,649.4	(1.0)%
Commercial Foods	1,088.3	1,068.9	1.8%
Private Brands	980.4	997.5	(1.7)%

Total	3,701.0	3,715.8	(0.4)%

OPERATING PROFIT
Consumer Foods	$190.0	$165.0	15.2%
Commercial Foods	121.1	137.1	(11.7)%
Private Brands	41.9	65.5	(36.0)%

Total operating profit for segments	353.0	367.6	(4.0)%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(141.2)	(113.6)	24.3%
Interest expense, net	(83.7)	(95.8)	(12.6)%

Income from continuing operations before income taxes and equity method investment earnings	$128.1	$158.2	(19.0)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended
	August 24, 2014	August 25, 2013	Percent Change
Net sales	$3,701.0	$3,715.8	(0.4)%
Costs and expenses:
Cost of goods sold	2,997.2	2,923.7	2.5%
Selling, general and administrative expenses	492.0	538.1	(8.6)%
Interest expense, net	83.7	95.8	(12.6)%

Income from continuing operations before income taxes and equity method investment earnings	128.1	158.2	(19.0)%
Income tax expense	42.5	28.9	47.1%
Equity method investment earnings	25.6	4.1	524.4%

Income from continuing operations	111.2	133.4	(16.6)%
Income from discontinued operations, net of tax	373.3	13.8	2,605.1%

Net income	$484.5	$147.2	229.1%

Less: Net income attributable to noncontrolling interests	2.2	2.9	(24.1)%

Net income attributable to ConAgra Foods, Inc.	$482.3	$144.3	234.2%

Earnings per share – basic
Income from continuing operations	$0.26	$0.31	(16.1)%
Income from discontinued operations	0.88	0.03	2,833.3%

Net income attributable to ConAgra Foods, Inc.	$1.14	$0.34	235.3%

Weighted average shares outstanding	423.9	421.1	0.7%

Earnings per share – diluted
Income from continuing operations	$0.25	$0.30	(16.7)%
Income from discontinued operations	0.87	0.04	2,075.0%

Net income attributable to ConAgra Foods, Inc.	$1.12	$0.34	229.4%

Weighted average share and share equivalents outstanding	429.3	428.2	0.3%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	August 24, 2014	May 25, 2014
ASSETS
Current assets
Cash and cash equivalents	$133.7	$141.3
Receivables, less allowance for doubtful accounts of $4.5 and $4.0	1,080.4	1,058.4
Inventories	2,210.3	2,077.0
Prepaid expenses and other current assets	267.0	322.4
Current assets held for sale	—	631.7

Total current assets	3,691.4	4,230.8
Property, plant and equipment, net	3,667.6	3,636.0
Goodwill	7,838.0	7,828.5
Brands, trademarks and other intangibles, net	3,175.6	3,204.9
Other assets	989.6	267.3
Noncurrent assets held for sale	10.9	198.9

	$19,373.1	$19,366.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$565.2	$141.8
Current installments of long-term debt	9.2	84.1
Accounts payable	1,441.8	1,349.3
Accrued payroll	174.1	154.3
Other accrued liabilities	709.8	748.1
Current liabilities held for sale	—	164.8

Total current liabilities	2,900.1	2,642.4
Senior long-term debt, excluding current installments	7,720.9	8,571.5
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,807.9	2,599.4
Noncurrent liabilities held for sale	—	2.0
Total stockholders’ equity	5,748.3	5,355.2

	$19,373.1	$19,366.4

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirteen weeks ended
	August 24, 2014	August 25, 2013
Cash flows from operating activities:
Net income	$484.5	$147.2
Income from discontinued operations	373.3	13.8

Income from continuing operations	111.2	133.4
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	148.1	139.8
Asset impairment charges	2.8	2.1
Loss on sale of fixed assets	2.6	1.0
Earnings of affiliates less than (in excess of) distributions	(24.4)	1.8
Share-based payments expense	15.5	17.0
Contributions to pension plans	(3.0)	(4.5)
Pension expense	(3.6)	(2.2)
Other items	22.0	(8.2)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(12.9)	30.4
Inventory	(128.6)	(172.6)
Deferred income taxes and income taxes payable, net	(23.3)	14.2
Prepaid expenses and other current assets	23.3	(0.6)
Accounts payable	105.3	63.9
Accrued payroll	26.3	(117.2)
Other accrued liabilities	(35.1)	47.5

Net cash flows from operating activities—continuing operations	226.2	145.8
Net cash flows from operating activities—discontinued operations	7.4	20.3

Net cash flows from operating activities	233.6	166.1

Cash flows from investing activities:
Additions to property, plant and equipment	(111.7)	(174.0)
Sale of property, plant and equipment	1.8	3.7
Purchase of businesses, net of cash acquired	(75.4)	—
Return of investment in equity method investee	402.9	—

Net cash flows from investing activities—continuing operations	217.6	(170.3)
Net cash flows from investing activities—discontinued operations	114.0	(7.3)

Net cash flows from investing activities	331.6	(177.6)

Cash flows from financing activities:
Net short-term borrowings	407.3	97.2
Issuance of long-term debt	550.0	—
Repayment of long-term debt	(1,486.7)	(2.3)
Repurchase of ConAgra Foods, Inc. common shares	—	(30.9)
Cash dividends paid	(105.5)	(104.8)
Exercise of stock options and issuance of other stock awards	27.1	62.9
Other items	(5.9)	0.5

Net cash flows from financing activities	(613.7)	22.6

Effect of exchange rate changes on cash and cash equivalents	(0.9)	(0.8)
Net change in cash and cash equivalents	(49.4)	10.3
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of period	41.8	33.0
Less: Cash balance included in assets held for sale at end of period	—	12.8
Cash and cash equivalents at beginning of period	141.3	150.9

Cash and cash equivalents at end of period	$133.7	$181.4

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